================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1
     (b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)

                               (AMENDMENT NO. __)*





                               WebSideStory, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    947685103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   May 4, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [_]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [_]    Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 2 OF 21 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       New Enterprise Associates 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,340,766 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,340,766 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,340,766 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.15%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 2 of 21 pages

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 3 OF 21 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       NEA Partners 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,340,766 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,340,766 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,340,766 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.15%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 3 of 21 pages

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 4 OF 21 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       M. James Barrett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,340,766 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,340,766 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,340,766 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.15%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 4 of 21 pages

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 5 OF 21 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Peter J. Barris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,340,766 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,340,766 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,340,766 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.15%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 5 of 21 pages

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 6 OF 21 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       C. Richard Kramlich
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,340,766 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,340,766 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,340,766 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.15%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 6 of 21 pages

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 7 OF 21 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Peter T. Morris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,340,766 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,340,766 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,340,766 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.15%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 7 of 21 pages

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 8 OF 21 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Charles W. Newhall III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,340,766 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,340,766 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,340,766 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.15%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 8 of 21 pages

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 9 OF 21 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Mark W. Perry
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,340,766 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,340,766 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,340,766 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.15%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 9 of 21 pages

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 10 OF 21 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Scott D. Sandell
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,340,766 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,340,766 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,340,766 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.15%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 10 of 21 pages

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 11 OF 21 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Eugene A. Trainor III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,340,766 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        1,340,766 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,340,766 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.15%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 11 of 21 pages

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 12 OF 21 PAGES
===================                                          ===================


ITEM 1(a).   NAME OF ISSUER:
             --------------
             WebSideStory, Inc.


ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             -----------------------------------------------
             10182 Telesis Court, 6th Floor, San Diego, CA  92121


ITEM 2(a).   NAMES OF PERSONS FILING:
             -----------------------
             New Enterprise Associates 10, Limited Partnership (the "Fund"); NEA Partners 10, Limited Partnership, which is the sole general partner of the Fund (the "GPLP"); and M. James Barrett ("Barrett"), Peter
             J. Barris ("Barris"), C. Richard Kramlich ("Kramlich"), Peter T. Morris ("Morris"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor") (collectively, the "Individual General Partners") who are the individual general partners of the GPLP. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."


ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             -----------------------------------------------------------
             The address of the principal business office of the Fund, the GPLP, Barrett, Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kramlich, Morris, Perry and Sandell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.


ITEM 2(c).   CITIZENSHIP:
             -----------
             The Fund and the GPLP are limited partnerships organized under the laws of the State of Delaware. Each of the Individual General Partners is a United States citizen.


ITEM 2(d).   TITLE OF CLASS OF SECURITIES:
             ----------------------------
             Common Stock, $.001 par value ("Common Stock").


ITEM 2(e).   CUSIP NUMBER:
             ------------
             947685103.


ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(b) OR
             -------------------------------------------------------------
             240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
             ----------------------------------------------------------
             Not applicable.


ITEM 4.      OWNERSHIP.
             ----------
             (a) Amount Beneficially Owned: the Fund is the record owner of 1,340,766 shares of Common Stock (the "Record Shares") as of May 4, 2005. As the sole general partner of the Fund, the GPLP may be deemed to own beneficially the Record Shares. As the individual general partners of the GPLP, the sole general partner of the Fund, each of the Individual General Partners may also be deemed to beneficially own the Record Shares.

             (b) Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets are calculated based on 18,761,428 shares of Common Stock reported to be outstanding, as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Securities Act, which is the sum of: (a) 15,638,279 shares of the Issuer's Common Stock outstanding on March 31, 2005, as reported by the Issuer in Form 10-Q as filed with the Securities and Exchange Commission on May 6, 2005 and (b) 3,123,149 shares of Common Stock issued pursuant to an Agreement and Plan of Merger, dated as of February 8, 2005, as reported by the Issuer in its Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 5, 2005.

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 13 OF 21 PAGES
===================                                          ===================


             (c)  Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: See Line 5 of cover sheets.

                  (ii) shared power to vote or to direct the vote: See Line 6 of cover sheets.

                  (iii) sole power to vote or to direct the vote: See Line 7 of cover sheets.

                  (iv)  shared power to dispose or to direct the disposition of:
                        See Line 8 of cover sheets.

             Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
             ---------------------------------------------
             Not applicable.


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
             ----------------------------------------------------------------
             Not applicable.


ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
             ------------------------------------------------------------------
             THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
             -------------------------------------------------------------
             Not applicable.


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
             ----------------------------------------------------------
             Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b).


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
             -------------------------------
             Not applicable.


ITEM 10.     CERTIFICATION.
             --------------
             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 14 OF 21 PAGES
===================                                          ===================


                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    May 13, 2005


NEW ENTERPRISE ASSOCIATES 10,
  LIMITED PARTNERSHIP

By:      NEA PARTNERS 10, LIMITED PARTNERSHIP
         General Partner


         By:               *
             --------------------------------
             Charles W. Newhall III
             General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP

By:                  *
    -----------------------------------------
    Charles W. Newhall III
    General Partner


                     *
---------------------------------------------
Michael James Barrett


                     *
---------------------------------------------
Peter J. Barris


                     *
---------------------------------------------
C. Richard Kramlich


                     *
---------------------------------------------
Peter T. Morris


                     *
---------------------------------------------
Charles W. Newhall III


                     *
---------------------------------------------
Mark W. Perry

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 15 OF 21 PAGES
===================                                          ===================







                     *
---------------------------------------------
Scott D. Sandell


                     *
---------------------------------------------
Eugene A. Trainor III





                                             *By: /s/ Louis S. Citron
                                                  ------------------------------
                                                  Louis S. Citron
                                                  As attorney-in-fact



This Schedule 13G was executed by Louis S. Citron pursuant to Powers of Attorney which have been filed with the Securities and Exchange Commission with a
Schedule 13G filing for Myogen, Inc. on February 17, 2004, which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 16 OF 21 PAGES
===================                                          ===================

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of WebSideStory, Inc.

         EXECUTED this 13th day of May, 2005.


NEW ENTERPRISE ASSOCIATES 10,
  LIMITED PARTNERSHIP

By:      NEA PARTNERS 10, LIMITED PARTNERSHIP
         General Partner


         By:               *
             --------------------------------
             Charles W. Newhall III
             General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP


By:                  *
    -----------------------------------------
    Charles W. Newhall III
    General Partner


                     *
---------------------------------------------
Michael James Barrett


                     *
---------------------------------------------
Peter J. Barris


                     *
---------------------------------------------
C. Richard Kramlich


                     *
---------------------------------------------
Peter T. Morris


                     *
---------------------------------------------
Charles W. Newhall III

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 17 OF 21 PAGES
===================                                          ===================








                     *
---------------------------------------------
Mark W. Perry


                     *
---------------------------------------------
Scott D. Sandell


                     *
---------------------------------------------
Eugene A. Trainor III








                                             *By: /s/ Louis S. Citron
                                                  -----------------------------
                                                  Louis S. Citron
                                                  As attorney-in-fact



This Agreement was executed by Louis S. Citron pursuant to Powers of Attorney which have been filed with the Securities and Exchange Commission with a
Schedule 13G filing for Myogen, Inc. on February 17, 2004, which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 18 OF 21 PAGES
===================                                          ===================


                                                                       EXHIBIT 2
                                                                       ---------


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2001.

                                             /s/ Stewart Alsop II
                                             -----------------------------------
                                             Stewart Alsop II


                                             /s/ Peter J. Barris
                                             -----------------------------------
                                             Peter J. Barris


                                             /s/ Nancy L. Dorman
                                             -----------------------------------
                                             Nancy L. Dorman


                                             /s/ Ronald Kase
                                             -----------------------------------
                                             Ronald Kase


                                             /s/ C. Richard Kramlich
                                             -----------------------------------
                                             C. Richard Kramlich


                                             /s/ Arthur J. Marks
                                             -----------------------------------
                                             Arthur J. Marks


                                             /s/ Thomas C. McConnell
                                             -----------------------------------
                                             Thomas C. McConnell

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 19 OF 21 PAGES
===================                                          ===================





                                             /s/ Peter T. Morris
                                             -----------------------------------
                                             Peter T. Morris


                                             /s/ John M. Nehra
                                             -----------------------------------
                                             John M. Nehra


                                             /s/ Charles W. Newhall III
                                             -----------------------------------
                                             Charles W. Newhall III


                                             /s/ Mark W. Perry
                                             -----------------------------------
                                             Mark W. Perry


                                             /s/ Scott D. Sandell
                                             -----------------------------------
                                             Scott D. Sandell

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 20 OF 21 PAGES
===================                                          ===================




                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 19th day of October, 2001.



                                                       /s/ Michael James Barrett
                                                       -------------------------
                                                       Michael James Barrett

===================                                          ===================
CUSIP NO. 947685103                   13G                    PAGE 21 OF 21 PAGES
===================                                          ===================




                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III and Louis S. Citron, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 21st day of April, 2002.



                                                     /s/ Eugene A. Trainor III
                                                     --------------------------
                                                     Eugene A. Trainor III